Exhibit 99.1

Unusual Machines Issues Letter to Shareholders

CEO Allan Evans shares post-IPO achievements and provides insight into the Company’s strategic expansion into defense sector

ORLANDO, Florida – May 15, 2024 (ACCESSWIRE) – Unusual Machines, Inc. (NYSE American: UMAC) (“Unusual Machines” or the “Company”), a drone and drone components manufacturer, today announced it filed its 10-Q with the U.S. Securities and Exchange Commission for the first quarter of 2024 and provided the following letter to its shareholders from CEO Allan Evans.

Dear Shareholders,

We are excited to present our first shareholder letter following our recent IPO. This marks a milestone in our journey and we are incredibly grateful for your support and confidence in Unusual Machines. The IPO, financial results, and recent press releases have led to a significant number of questions from shareholders.  We would like to take this opportunity to provide more context and hopefully a deeper of our operations and what these represent for Unusual Machines’ future.

Recent IPO and Acquisitions

In our first quarter, we successfully completed our initial public offering (IPO) on the NYSE American, raising gross proceeds of $5 million. Simultaneously, we closed the acquisitions of Rotor Riot and Fat Shark from Red Cat Holdings. The costs associated with our public listing and these strategic acquisitions are detailed in our 10-Q filing. These one-time expenses impact our short-term financials and can make it challenging to discern the basic operations of the company from the financial statements alone.

Cash Position

We view managing our cash position and cash flow as the most important aspect of our business. During the first quarter, we incurred one-time expenses as we finalized our IPO and had costs related to the integration of Fat Shark and Rotor Riot. We will continue to streamline and closely manage our cash spend. We ended the quarter with approximately $3.2 million in cash, which we believe provides sufficient operating capacity to achieve our growth objectives as discussed below.

Operational Overview

Rotor Riot and Fat Shark form the underpinning of Unusual Machines operations. Historically, Rotor Riot has generated revenue through the sale of first-person view (FPV) drones and drone parts via its e-commerce platform. Fat Shark is the basis of our B2B sales, supplying products through the Rotor Riot store and to other retailers. For the 45 days post-acquisition in the first quarter, we generated approximately $619,000 in combined sales. While it is a limited operating period, we achieved over 30% gross margins combined, which we aim to sustain and improve as we scale.

Importantly, the Rotor Riot e-commerce site has consistently grown 20-30% over the past few years. We intend to continue leveraging this platform as our primary consumer sales channel. Meanwhile, Fat Shark will be integrated with our other premium branded products like Hype Train Motors as we expand our customized B2B sales offerings.

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Expanding into the Defense Sector

Historically, our operations have focused on producing and selling drone parts to enthusiasts through our e-commerce channel. Recognizing the growing importance of drones in combat, we have initiated a strategic initiative to begin developing NDAA-compliant drone components for the defense sector. The critical role drones have played in recent conflicts, such as in Ukraine and Israel, has heightened the U.S. Department of Defense’s demand for cost-effective drones and a reliable non-Chinese supply chain. We are confident that our expertise and partnerships Initiative will position us to start to win business and secure necessary Blue UAS certifications that will enable us to rapidly enter this emerging market.

Corporate Changes

Since our IPO, we have implemented several strategic corporate changes. We relocated our headquarters to Orlando to better align with our operations and reincorporated in Nevada to reduce costs. Additionally, we appointed a new auditor and worked with them to finalize our first quarter 10-Q filing with the SEC. These steps underscore our commitment to financial transparency and integrity as we grow.

Looking Ahead

Our priorities moving forward are clear:

•	Rotor Riot: As our primary revenue source, we will continue to invest in and expand Rotor Riot’s operations, driving both top-line growth and improved margins while finalizing the transition from Red Cat.

•	NDAA-Compliant Production: We are progressing towards domestic production of drone components, with our first product, a flight controller, expected by the end of June. We expect this to be the first product that will get Blue UAS certification. This is a crucial step in accessing the U.S. B2B market.

•	Defense Components: Developing products for the defense sector is a focal point for growth. The current demand for drone technology also provides opportunities for non-dilutive financing. This segment is cyclical due to the government fiscal year ending in September so it is our current primary business development focus through the second and third quarters.

We are enthusiastic about the future of Unusual Machines. The acquisitions and our strategic shift towards the defense market present significant opportunities along with some uncertainty. Your support is invaluable, and we thank you for your trust and confidence in our vision.  We are a small company and appreciate your feedback. Please reach out with any questions or comments.

Sincerely,

Allan Evans

CEO of Unusual Machines

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First Quarter Financial Results

•	Sales totaled approximately $0.6 million for the period since acquisitions of Fat Shark and Rotor Riot of February 16, 2024 through March 31, 2024. We did not have any sales prior in the prior year or prior to the completion of the acquisitions.
•	Gross margin for the three months ended March 31, 2024 was approximately 33%. We did not have any sales or gross profit in the prior year.
•	Our loss from operations was approximately $1.1 million for the three months ended March 31, 2024 as compared to a loss of $0.6 million for the three months ended March 31, 2023.
•	Net loss attributable to common shareholders for the first quarter 2024 was approximately $1.1 million or $0.18 per share as compared to a net loss of approximately $0.6 million for the first quarter 2023 or $0.17 per share. The decrease primarily relates to additional expenses as it relates to the completion of our IPO and acquisitions and additional costs incurred related to the transition and integration of Fat Shark and Rotor Riot.
•	We had approximately $3.2 million of cash as of March 31, 2024 as compared to $0.9 million as of December 31, 2023. The increase in cash primarily relates to the closing of our IPO for gross proceeds of $5.0 million in February 2024 offset by our increase in net loss and cash used as consideration related to the acquisitions of Fat Shark and Rotor Riot.

For further information concerning our financial results, see the tables attached to this shareholders’ letter.

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot e-commerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing multi-billion-dollar US drone industry and the global defense business. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032.

For more information visit Unusual Machines at https://www.unusualmachines.com/.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements include: our investment in an expansion of Rotor Riot’s operations to drive top-line growth and improved margins, our ability to get Blue UAS certification, our ability to sell our components to the Department of Defense and our ability to secure non-dilutive financing. The results expected by some or all of these forward-looking statements may not occur. Factors that affect our ability to achieve these results include our ability to select, negotiate and close any acquisition targets, the sufficiency of our cash resources and future stock price, our ability to enhance our existing products, develop new products and create new services for our customers and future customers, and the risk factors contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023 and on our investor call scheduled for May 15, 2024, a transcript of which is available on our website. . Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

Dave Gentry

RedChip Companies

1-407-644-4256

UMAC@redchip.com

SOURCE: Unusual Machines, Inc.

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Unusual Machines, Inc.

Consolidated Condensed Balance Sheets

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,208,606	$894,773
Accounts receivable	1,933	–
Inventory	1,641,839	–
Prepaid inventory	998,254	–
Deferred offering costs	–	512,758
Other current assets	278,258	120,631
Total current assets	6,128,890	1,528,162

Non-current assets:
Property and equipment, net	1,083	1,254
Operating lease right-of-use assets	373,131	–
Goodwill and intangible assets	17,666,162	–
Other non-current assets	59,426	–
Total non-current assets	18,099,802	1,254

Total assets	$24,228,692	$1,529,416

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$455,764	$114,497
Operating lease liabilities	59,946	–
Deferred revenue	176,268	–
Total current liabilities	691,978	114,497

Long-term liabilities
Convertible note	2,000,000	–
Operating lease liabilities – long term	313,896	–

Total liabilities	3,005,875	114,497

Commitments and contingencies (See note 12)

Stockholders’ equity:
Series B preferred stock - $0.01 par value, 10,000,000 authorized and 70 and 190 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	1	2
Common stock - $0.01 par value, 500,000,000 authorized and 9,333,341 and 3,217,255 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	93,334	32,173
Additional paid in capital	25,568,529	4,715,790
Accumulated deficit	(4,439,047)	(3,333,046)
Total stockholders’ equity	21,222,817	1,414,919

Total liabilities and stockholders’ equity	$24,228,692	$1,529,416

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Unusual Machines, Inc.

Consolidated Condensed Statement of Operations

For the Three Months Ended March 31, 2024 and 2023

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Sales	$618,915	$–

Cost of goods sold	414,748	–

Gross profit	204,167	–

Operating expenses:
Operations	112,322	–
Research and development	16,796	–
Selling and marketing	157,058	–
General and administrative	998,874	588,516
Depreciation and amortization	5,470	381
Total operating expenses	1,290,519	588,897

Loss from operations	(1,086,352)	(588,897)

Other income and (expense):
Interest expense	(19,649)	–
Total other income and (expense)	(19,649)	–

Net loss before income tax	(1,106,001)	(588,897)

Income tax benefit (expense)	–	–

Net loss	$(1,106,001)	$(588,897)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.18)	$(0.17)

Weighted average common shares outstanding
Basic and diluted	6,065,857	3,412,255

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